EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:  Bart D’Ambra
 Investor Relations
 (973) 473-2200

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES
THE WITHDRAWAL OF ITS PENDING APPLICATION
FOR CONVERSION AND PUBLIC OFFERING

Clifton, New Jersey, June 22, 2011 — Clifton Savings Bancorp, Inc. (the “Company”) (Nasdaq: CSBK), the holding company for Clifton Savings Bank, announced today that it will withdraw its application for conversion that has been pending before the Office of Thrift Supervision (“OTS”).  On February 7, 2011, the Company announced the postponement of its second step conversion and offering following the issuance by the OTS of a “Needs to Improve” rating to Clifton Savings Bank as a result of its recent Community Reinvestment Act (“CRA”) examination.  The OTS will merge with the Office of the Comptroller of the Currency and cease to exist on July 21, 2011.  The Company remains committed to the completion of its conversion and offering and intends to file a conversion application with the OCC after the OCC confirms that we may proceed with the application.

The Company is the holding company of Clifton Savings Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  Clifton Savings Bank operates a total of 12 full-service banking offices in northeast New Jersey.  The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

This press release contains certain forward-looking statements.  Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.”  Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.